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                                                                    EXHIBIT 10.1

                        TECHNOLOGY ACQUISITION AGREEMENT

This TECHNOLOGY ACQUISITION AGREEMENT is entered into as of July 19, 1999 by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer"), and ARQULE, INC, a Delaware corporation, having an office at 200 Boston Avenue, Medford, MA 02155 and its Affiliates ("ArQule").

WHEREAS, Pfizer has expertise in medicinal chemistry and its use in the discovery, research, and development of pharmaceutical products; and

WHEREAS, ArQule has certain technology, know-how and expertise relating to the automated synthesis of compounds and has ownership of the patent applications and the patents set forth in Exhibit A, attached to and made part of this Agreement; and

WHEREAS, Pfizer seeks to license ArQule's automated compound synthesis technology and to access ArQule's expertise and know-how in the automated synthesis of compounds for production of compound libraries; and

WHEREAS, Pfizer and ArQule wish to enter into this Agreement for transfer of automated compound synthesis technology to Pfizer and to produce compound libraries for Pfizer;

NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.


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     1.1  "AFFILIATE" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or ArQule; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or ArQule or any corporation or other legal entity fifty percent (5 0%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or ArQule.

     1.2 "AMAP(TM) PARALLEL SYNTHESIS SYSTEM" or "System" means ArQule's combinatorial chemistry synthesis platform comprising [*], as more fully described in Exhibit B (AMAP Description) and Exhibit C (System Equipment), attached to and made part of this Agreement. The term "AMAP" is a trademark of ArQule.

     1.3  "ARQULE COMPOUNDS" means [*].

     1.4 "ARQULE CONFIDENTIAL INFORMATION" means all information about any element of the ArQule Technology which is disclosed by ArQule to Pfizer and designated "Confidential' in writing by ArQule at the time of disclosure or within thirty (30) days following disclosure to the extent that such information
(i) as of the date of disclosure to Pfizer is not known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by ArQule; or (ii) is not disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) is not obtained by Pfizer from a third party free from any obligation of confidentiality to ArQule.

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     1.5  "ARQULE STAFF" means the full time equivalent ("FTE") ArQule employees in the Production Facility who shall perform the Collaboration Program.

     1.6 "ARQULE TECHNOLOGY" means Technology, including, but not limited to Technology described and made a part of this Agreement in Exhibit A, comprising the System and Improvements thereto, which Technology is developed by employees of or consultants to ArQule alone or jointly with third parties prior to the Effective Date and during the Contract Period, but excluding technology that ArQule does not have the right to license, sublicense, or practice as set forth in this Agreement without the consent of or payment to a third party. ArQule Technology also includes all Improvements to the System that are developed under the Plans by Pfizer employees alone or jointly with ArQule Staff during the Contract Period; provided, however, that Pfizer Confidential Information has been removed. ArQule Technology does not include Pfizer Compounds.

     1.7  "AUTOMATED TRANSFORMATION" means [*].

     1.8  "CHEMICAL TRANSFORMATION" means [*].

     1.9 "COLLABORATION PLAN" means the written plan describing and governing the activities to be carried out by Pfizer and ArQule pursuant to this Agreement. The initial Collaboration Plan is attached to and made a part of this Agreement as Exhibit D.

     1.10 "COLLABORATION PROGRAM" is the ArQule Technology transfer program and the Pfizer Compound synthesis program conducted by ArQule and Pfizer pursuant to the Plans.

     1.11 "CONTRACT PERIOD" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

     1.12 "EFFECTIVE DATE" means July 19, 1999.

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     1.13 "IMPROVEMENT" means any improvement, augmentation, or enhancement to the System that is developed by a party during the Contract Period.

     1.14 "LEGAL BOOKS" mean the formal laboratory notebooks issued to ArQule Staff and owned by Pfizer in which all work performed by ArQule Staff in the Production Facility will be recorded. Legal Books will not be removed from the Production Facility. Pfizer may review Legal Books at any time.

     1.15 "LIBRARY PROTOCOLS" means [*].

     1.16 "MOVE-IN DATE" means such date after the Effective Date and on or before [*] ArQule shall certify the Production Facility as ready for occupancy and operations by Pfizer employees and ArQule Staff.

     1.17 "PATENT RIGHTS" shall mean all patent rights in and to inventions within Pfizer Technology and ArQule Technology including patents and patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, and letters patent granted thereon, and all reissues, re-examinations and extensions.

     1.18 "PFIZER COMPOUNDS" means [*].

     1.19 "PFIZER CONFIDENTIAL INFORMATION" means all information about any element of Pfizer Technology which is disclosed by Pfizer to ArQule and designated "Confidential" in writing by Pfizer at the time of disclosure or within thirty (30) days following disclosure to the extent that such information
(i) as of the date of disclosure to ArQule is not known to ArQule other than by virtue of a prior confidential disclosure to ArQule by Pfizer; or (ii) is not disclosed in published literature, or otherwise generally known to the public through no fault or omission

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of ArQule; or (iii) is not obtained by ArQule from a third party free from any obligation of confidentiality to Pfizer.

     1.20 "PFIZER STAFF" means Pfizer FTE employees in the Production Facility who shall perform the Collaboration Program.

     1.21 "PFIZER TECHNOLOGY" means Technology developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date and during the Contract Period and shall include, without limitation, Pfizer Compounds.

     1.22 "PLANS" are the Collaboration Plan and the Production Plan.

     1.23 [*].

     1.24 "PRODUCTION FACILITY" means the space that Pfizer has leased from ArQule under the terms and conditions of the Sublease Agreement, attached to and made part of this Agreement as Exhibit E.

     1.25 "PRODUCTION GOALS" mean [*].

     1.26 "PRODUCTION PLAN" means the plan, first adopted by both parties during the initial [*] months of the Contract Period and thereafter, amended every calendar quarter ("Quarter") in advance. The Production Goals for each Quarter will be described in the Production Plan. Each Production Plan will be attached to and made part of this Agreement as Exhibit F.

     1.27 "SUPPLEMENTARY STAFF" means the supplementary, full time Pfizer employees who occupy the Production Facility but perform operations outside the Collaboration Program, as further described in Section 2.5.4. (iv).

     1.28 "TECHNOLOGY" means all information and materials, including, but not limited to chemical reagents, monomers, compounds, protocols, chemistry, hardware and software

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technology, Automated Transformations, Chemical Transformations, technical information, know-how, expertise and trade secrets as further described in the Plans.

2.   COLLABORATION PROGRAM

     2.1 PURPOSE. ArQule and Pfizer shall conduct the Collaboration Program throughout the Contract Period. The objectives of the Collaboration Program are to transfer ArQule Technology to Pfizer and to produce Pfizer Compounds.

     2.2 Collaboration Plan. The initial Collaboration Plan is described in Exhibit D. The Steering Committee shall prepare an amended Collaboration Plan no later than [*] and every [*] thereafter, during the Contract Period. Such amended Collaboration Plans shall be appended to Exhibit D and made part of this Agreement.

     2.3  STEERING COMMITTEE

          2.3.1 PURPOSE. Each party shall establish a committee to manage the activities of both parties during the course of the Collaboration Program (the "Steering Committee'):

               (a)  to review and evaluate progress under the Collaboration
Plan;

               (b)  to prepare the Plans and any amendments;

               (c) to review and monitor progress under the Production Plan and to report to Pfizer the completion of Production Goals:

               (d) to coordinate and monitor activities and staffing of the Production Facility as further described in Exhibit D;

               (e)  to coordinate and monitor [*];

               (f)  to coordinate and monitor [*];

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               (g)  to monitor, review and approve [*] for the Production
Facility. (Approval of such [*] by either party shall not be unreasonably withheld);

               (h) to establish, implement and manage a series of operational guidelines, including, but not limited to, FTE use reporting practices and invoicing procedures;

               (i)  [*];

               (j) to identify, to review and to coordinate licensing of third party Chemical Transformations for use in the Production Facility;

               (k) to establish and implement procedures to control both physical and other security measures relating to the collaboration and the Production Facility, including procedures controlling access to the Production Facility (see Section 2.5.1 (vii) below); and

               (l) to coordinate and monitor publication of Technology developed during the Contract Period as specified in Section 4.2 and to coordinate and monitor the exchange of information and materials that relate to the Collaboration Program. (This function shall survive termination of this Agreement.) The Steering Committee may have other duties as mutually agreed by the parties or as expressly set forth in this Agreement.

          2.3.2 MEMBERSHIP. Pfizer and ArQule each shall appoint four (4) members to the Steering Committee. Subject to the terms and conditions of
Section 2.10, either party may appoint substitutes at any time upon written notice to the other party.

         The members initially shall be:

                          Pfizer Appointees:        [*]

                          ArQule Appointees:        [*]

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          2.3.3 CHAIR. Two co-chairpersons shall chair the Steering Committee, one appointed by Pfizer and the other appointed by ArQule.

          2.3.4 MEETINGS. The Steering Committee shall meet at least quarterly, at places and on dates selected by each party in turn. Representatives of either party, in addition to members of the Steering Committee, may attend such meetings at the invitation of both parties.

          2.3.5 MINUTES. The Steering Committee shall keep accurate minutes of its deliberations, which record all proposed decisions and all actions recommended or taken. Specifically, the minutes shall provide a record of operational details relating to, among other things, training on the System and the transfer of Improvements to the ArQule Technology (e.g., which Improvements and the timing for their delivery and implementation). Drafts of the minutes shall be delivered to all Steering Committee members within ten (10) business days after each meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

          2.3.6 DECISIONS. All decisions of the Steering Committee shall be made [*]. ArQules' representatives on the Steering Committee shall [*] vote and Pfizer's representatives on the Steering Committee shall [*] vote.

          2.3.7 EXPENSES. Pfizer and ArQule shall each bear all expenses of their respective members related to their participation on the Steering Committee.

     2.4  REPORTS

          2.4.1 REPORTS. During the Contract Period, Pfizer and ArQule each shall furnish to the Steering Committee:

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               (a)  summary written reports within [*] days after the end of each Quarter commencing on the Effective Date[*].

               (b) comprehensive written reports within [*] days after the end of each calendar year, describing in detail the work accomplished by it under the Plans during the year and discussing and evaluating the results of such work as further described in Section 2.4.1(a).


     2.5 PRODUCTION FACILITY. During the Contract Period, the Collaboration Program shall be performed in the Production Facility. The System and Improvements shall be assembled, constructed and maintained in the Production Facility as more fully described and provided below. ArQule covenants that the Production Facility shall be made suitable in all respects for the performance of its duties pursuant to this Agreement and shall be maintained in such condition during the term of this Agreement.

          2.5.1 ArQule shall be responsible for the following operations in the Production Facility: [*].

          2.5.2 Pfizer may inspect environmental health and safety procedures in the Production Facility and may make recommendations with respect to improvements to ensure compliance with local, state and federal regulations. At ArQules' own expense, ArQule will make all such improvements to the Production Facility as may be required to comply with any government regulations as identified by Pfizer or the responsible government agency. If Pfizer seeks to improve the standards of environmental health and safety beyond those required by law, Pfizer may do so at Pfizer's own expense.

          2.5.3 Pfizer may inspect security procedures in the Production Facility and may seek to improve such procedures at Pfizer's own expense.

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          2.5.4 ArQule Staff, Pfizer Staff and Supplementary Staff will co-occupy the Production Facility.

                    (i) The skills of ArQule Staff with respect to disciplines, roles. level of education and ArQule employment experience will be as described in the Collaboration Plan.

                    (ii) [*] will be responsible for management of ArQule Staff and [*] or his appointee will be responsible for management of Pfizer Staff and Supplementary Staff. The day to day operations of the Production Facility shall be the responsibility of [*] or his successor pursuant to Section 2.10.

                    (iii) Subject to the terms and conditions of Section 2.5.4
(iv), commencing on [*], with [*] months written notice, Pfizer may substitute ArQule Staff with Pfizer Staff for the performance of Plans; provided, however, at least [*] ArQule Staff remain in the facility. Pfizer will replace ArQule Staff with an equivalent number of Pfizer Staff, so that the total number of FTEs dedicated to Pfizer Compound production is [*]. Commencing [*], until the termination of this Agreement. Pfizer Staff may be increased to a maximum of [*] FTEs so that there may be as many as [*] FTEs performing the Production Plan.

                    (iv) In addition to Pfizer Staff specified in Section 2.5.4
(iii), [*] Supplementary Staff may also occupy the facility to perform operations which include, but are not limited to: [*].

                    (v) For each Pfizer Staff or Supplementary Staff member occupying the Production Facility, Pfizer will compensate ArQule at the rates provided in Section 3.6, applied to such staff members pro rata on the basis of the time they actually occupy

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the Production Facility. The Steering Committee shall establish methods to record such occupancy times.

     2.6 PRODUCTION PLAN AND GOALS. Subject to the Production Plans, if ArQule achieves all Production Goals during the Contract Period, they will produce a total of [*] Pfizer Compounds, each of which satisfies the following general specifications:

                    [*]

Compounds produced during the Contract Period that fail to satisfy such specifications will not count toward ArQule's Production Goal of [*] and ArQule will destroy any such compounds, unless Pfizer notifies ArQule to the contrary in writing, within [*] days of the end of the quarter in which such compounds were a part of the Production Plan.

          2.6.1 During the Contract Period, Key Investigators will be solely responsible for the process of [*]. ArQule shall be responsible for ensuring that ArQule does not [*]. Such procedures shall be described in detail in the Collaboration Plan as the same is updated from time to time.

     2.7 ARQULE TECHNOLOGY TRANSFER. Upon execution of this Agreement by both parties, ArQule will [*], as further described in the Collaboration Plan and the Steering Committee minutes. The Steering Committee will govern these [*] activities. [*] will continue throughout the Contract Period; provided, however, that Pfizer acknowledges that [*] will be limited until Pfizer has full access to [*]. As further described in the Collaboration Plans and in minutes of the Steering Committee, during the Contract Period ArQule will document and transfer to Pfizer any Improvements to ArQule Technology.

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     2.8  [*]. Within [*] days of the Effective Date, ArQule shall transfer to
Pfizer [*]. From time to time, during the Contract Period, ArQule will provide Pfizer with all additional [*].

     2.9 DILIGENT EFFORTS. Pfizer and ArQule each shall use reasonably diligent efforts to achieve the objectives of the Collaboration Program. ArQule will use reasonably diligent efforts to achieve the Plans and Pfizer will use reasonably diligent efforts to assist ArQule in the Plans in pursuit of those objectives.

     2.10 KEY INVESTIGATORS. (a) Subject to the provisions of Section 2.10 (b), during the Contract Period, [*] ("Key Investigators") shall serve on the Steering Committee. During such period, [*] shall commit approximately [*] of his time each week to the Collaboration Program and [*] shall commit approximately [*] of his time each week, (b) Promptly after execution of this Agreement, ArQule shall [*]. Following approval by Pfizer, ArQule shall [*] and during the Contract Period shall [*]. If for any reason, either [*], ArQule shall within [*] days [*].

3.   PAYMENTS AND RESPONSIBILITIES.

     3.1 SYSTEM. In return for [*], Pfizer shall pay ArQule an amount (the "[*] Cost") between [*] (the "Minimum [*] Cost") and [*] (the "Maximum [*] Cost") depending upon [*]. ArQule shall deliver [*] no later than [*] months from the Effective Date, at which time Pfizer shall acquire legal title and shall bear the risk of loss. The Minimum [*] Cost shall be paid as follows: [*] shall be payable within [*] days of execution of this Agreement and the remaining [*] shall be payable over [*] years beginning on [*], in advance quarterly installments, each of [*] during [*] years, and each of [*] during [*] years. In addition to the Minimum [*] Cost, Pfizer will pay ArQule an additional amount of up to [*] payable over [*] years beginning on the [*], in quarterly installments, each of up to[*] during [*] years, and each of up to [*] during [*] years, in

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each case if, as, and when the [*] achieves [*], as determined by the Steering
Committee. Such additional amount (the "[*] Amount") shall be determined at the end of each Quarter during the [*] year period beginning [*]. At the end of each quarter, if [*]. Pfizer will pay ArQule the Quarterly installments of [*] Costs within thirty (30) days of receipt of invoice and certification.

     3.2 [*] COST FOR [*]. Pfizer shall reimburse ArQule for direct costs incurred by ArQule to [*] that are needed to [*] any [*] to the ArQule Technology; provided, however, that each such [*] and ArQule's estimated costs are approved in advance by the Steering Committee in accordance with the procedures set forth in the Collaboration Plan. Pfizer will pay ArQule within thirty (30) days of receipt of an itemized invoice for each such [*]. At Pfizer's option, Pfizer may purchase part or all of any such [*] directly from the vendor (for example, [*]) and may pay the vendor directly.

     3.3 SUBLEASE FOR PRODUCTION FACILITY. Commencing on the Move-In Date, during the Contract Period, Pfizer will pay ArQule [*] annually for the sublease to the Production Facility, which will be paid quarterly, in advance, upon invoice from ArQule. As further described in the Sublease Agreement, Pfizer will also pay ArQule for [*]. If ArQule fails or refuses to execute this Agreement, Pfizer shall have no obligation to execute the Sublease Agreement.

     3.4 [*] COSTS. From the Move-In Date and thereafter during the Contract Period, Pfizer shall pay ArQule for [*] produced in the [*], an amount not to exceed [*] in quarterly installments, each of [*] payable against ArQule's invoice submitted in advance of such quarter. Pfizer shall supply the [*] with any [*] necessary for performance of the [*] and not available by purchase from an outside vendor.

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     3.5  [*] FEES. As set forth in the Collaboration Plan, ArQule will dedicate
[*] ArQule Staff FTEs per year (a) [*] and (b) [*]. After the Effective Date, Pfizer will pay ArQule a fee of [*] in support of [*], against invoice. Thereafter, commencing on Move-In Date, and until the termination of this Agreement, Pfizer will pay to ArQule an annual fee of [*] in support of [*].
Such fee will be paid to ArQule in equal quarterly installments, in advance, thirty (30) days after receipt of invoice.

     3.6 [*] FEES. Pursuant to Section 2.5.4 (v), for each [*] person who replaces [*] person in the Production Facility, Pfizer will pay ArQule [*] for each year or part thereof during the Contract Period that each such [*] person is employed in the Production Facility; and, for each [*] person in the Production Facility, Pfizer will pay ArQule [*] for each year or part thereof during the Contract Period that each such [*] person is employed in the Production Facility. The Steering Committee will determine the methods for tracking and pro-rating the time spent by Pfizer employees in the Production Facility.

     3.7 REBATES. If Pfizer substitutes Pfizer Staff for ArQule Staff as permitted by Section 2.5.4. (iii), then during the period of such substitution the quarterly amount due ArQule as set forth in Section 3.4 shall be reduced by the Steering Committee as further described in the Collaboration Plan.

     3.8 RECORDS. ArQule shall keep for three (3) years from the conclusion of each year complete and accurate records of its expenditures pursuant to the Plans. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three year period to appoint an independent certified public accountant,-reasonably

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acceptable to ArQule, to verify the accuracy of such expenditures. Upon reasonable notice by Pfizer, ArQule shall make its records available for inspection by the auditing company or the independent certified public accountant during regular business hours at the place or places where such records are customarily kept. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures, and all information learned in the course of any audit or inspection, shall be deemed to be ArQule Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures before or during the three year period shall be considered acceptance by Pfizer of the accuracy of such expenditures, and ArQule shall have no obligation to maintain any records pertaining to such report or statement beyond such three year period. The results of such inspection, if any, shall be binding on the parties.

4.   TREATMENT OF CONFIDENTIAL INFORMATION

     4.1  CONFIDENTIALITY

          4.1.1 Pfizer and ArQule each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of this Agreement, the obligations set forth in Section 4.3, the publication rights set forth in Section 4.2. Pfizer and ArQule each agree that during the term of this Agreement and for ten (10) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all ArQule Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor

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ArQule nor any of their respective Affiliates shall use such Confidential
Information except as expressly permitted in this Agreement.

          4.1.2 Pfizer and ArQule each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and ArQule each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would take to preserve the confidentiality of its own Confidential Information. Upon the termination of this Agreement by either party by its breach, the breaching party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

          4.1.3 ArQule and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Collaboration Program who shall have access to Pfizer Technology, ArQule Technology and Pfizer Confidential Information and ArQule Confidential Information are bound by agreement to maintain such information in confidence consistent with the terms and conditions of this Agreement.

     4.2 PUBLICATION. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Collaboration Program may be


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submitted for publication following scientific review by the Steering Committee and subsequent approval by ArQule's and Pfizer's managements. After receipt of the proposed publication by both Pfizer's and ArQule's managements written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

     4.3 PUBLICITY. Except as required by law, neither party may disclose the terms of this Agreement, nor the Collaboration Program described in it, without the written consent of the other party, which consent shall not be unreasonably withheld. Either party shall have the right to issue a press release or other public statement concerning this Agreement provided that the content of such release or statement has first been agreed by the other party, such agreement not to be unreasonably withheld or delayed.

     4.4 DISCLOSURE OF INVENTIONS. ArQule shall inform Pfizer about all Improvements to ArQule Technology and Pfizer shall inform ArQule about all Improvements to ArQule Technology which Pfizer employees invent and use in the Production Facility. The Steering Committee shall establish and implement appropriate procedures to ensure that each party is given complete and timely information about Improvements to ArQule Technology.

     4.5 RESTRICTIONS ON TRANSFERRING MATERIALS. Subject to the grant of license to Pfizer in Section 5.2, Pfizer and ArQule recognize that the synthetic chemical materials, including, but not limited to, monomers, chemical components, intermediates, and reagents which are part of ArQule Technology or Pfizer Technology, represent valuable commercial assets. Therefore, throughout the Contract Period and for [*] years thereafter, ArQule and Pfizer agree not to

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transfer such materials received from the other party to any third party, unless prior written consent for any such transfer is obtained from the other party.
For the purposes of this Section 4.5, ArQule employees outside of the Production Facility shall be viewed as third parties with respect to Pfizer Technology
(i.e. materials within Pfizer Technology shall not be transferred to ArQule outside the Production Facility).

5. INTELLECTUAL PROPERTY RIGHTS. The following provisions relate to rights in the intellectual property developed by ArQule or Pfizer, or both, during the course of carrying out the Collaboration Program.

     5.1 OWNERSHIP. ArQule shall own all ArQule Confidential Information and ArQule Technology and ArQule Patent Rights relating to them. Pfizer shall own all Pfizer Confidential Information, Pfizer Technology and Pfizer Patent Rights relating to them.

     5.2  GRANTS OF LICENSES.

          5.2.1 ArQule hereby grants to Pfizer a non-exclusive, worldwide, [*] license, including the right to grant sublicenses to Affiliates, to make and use [*] for [*]. Such license shall continue until termination of this Agreement, whereupon its status shall be determined as provided in Sections 8 or 9, as the case may be.

          5.2.2 At all times Pfizer owns all intellectual property with respect to all [*], and shall be free to use and dispose of any [*] in any manner it sees fit without any compensation or other obligation to ArQule. ArQule covenants that during the Contract Period and for a period of twenty (20) years after [*], it shall not [*] any [*]. In furtherance of the foregoing covenant, ArQule shall [*]. If ArQule consults such [*] determines that it has [*], it shall promptly [*]. Pfizer shall have the right to monitor and review ArQule activities with respect to [*] during normal business

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                                      -18-
hours and upon reasonable notification; provided, however; that Pfizer shall not have access to ArQule confidential information or confidential information of ArQule's collaborators (other than Pfizer) for this purpose. ArQule shall not [*] for a period of twenty (20) years after [*], after which ArQule will [*].

          5.2.3 At Pfizer's expense, but without further compensation to ArQule, ArQule shall (a) prepare and complete any documents and take such actions as Pfizer may require to file patent applications and to prosecute patents with respect to Pfizer Compounds and Pfizer Technology in Pfizer's name or ArQule's name or both; and (b) if Pfizer deems it necessary or desirable, to execute an assignment of rights in favor of Pfizer with respect to such patent applications and patents.

          5.2.4 At ArQule's expense, but without further compensation to Pfizer, Pfizer shall (a) prepare and complete any documents and take such actions as ArQule may require to file patent applications and to prosecute patents with respect to ArQule Technology in Pfizer's name or ArQule's name or both; and (b) if ArQule deems it necessary or desirable, to execute an assignment of rights in favor f ArQule with respect to such patent applications and patents.

     5.3 [*]. ArQule will have the right to use and transfer to third parties [*] developed under the Collaboration Program, which the Steering Committee certifies, acting by an affirmative vote, that the [*] would not [*].

     5.4 [*]. During the Contract Period, Pfizer shall not have the right to modify any [*] without the prior written consent of ArQule. ArQule acknowledges that from time to time Pfizer [*] staff will seek to [*] between [*]. ArQule will provide [*] within thirty (30) days of Pfizer's written request for such [*].

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6.   PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENTS.
ArQule and Pfizer shall each be responsible for the filing, prosecuting and maintaining all ArQule Patent Rights and Pfizer Patent Rights, respectively.

7. OTHER AGREEMENTS. Concurrently with the execution of this Agreement, ArQule and Pfizer shall enter into the Sublease Agreement. This Agreement, Exhibits A, B, C, D, E and F, each appended to and made part of this Agreement, are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same.

8.   TERM, TERMINATION AND DISENGAGEMENT

     8.1 TERM. Unless sooner terminated or extended, this Agreement shall expire on December 31, 2003 at which time, provided that Pfizer has then paid all amounts earned by ArQule under Section 3 of this Agreement, (a) Pfizer shall [*] as set forth in Section 5 and (b) Pfizer shall [*].

     8.2 EVENTS OF TERMINATION. The following events shall constitute events of termination ("Events of Termination"):

               (a) any material written representation or warranty by ArQule or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

               (b) ArQule or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

8.3  TERMINATION.

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                                      -20-
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          8.3.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

          8.3.2 If Pfizer terminates this Agreement pursuant to Section 8.3.1 and Pfizer pays ArQule within sixty (60) days of termination the full amount of the Minimum System Cost payable under Section 3.1 not previously paid, Pfizer's research license to ArQule Technology, ArQule Confidential Information, and ArQule Patent Rights granted under Section 5 shall become worldwide, perpetual, irrevocable, and fully paid and Pfizer shall retain ownership of all equipment and software comprising the System and delivered Improvements; otherwise, the aforesaid research license to Pfizer shall thereupon terminate and Pfizer shall return any components of the System and Improvements that incorporate or rely on ArQule Technology. If ArQule terminates this Agreement pursuant to Section 8.3.1, then the aforesaid research license to Pfizer shall thereupon terminate. Insofar as the components of the System and Improvements then in Pfizer's possession do not incorporate or rely upon ArQule Technology, Confidential Information or Patent Rights, Pfizer shall retain ownership of them and the right to use them.

9.   TERMINATION BY PFIZER.

     9.1 Eighteen (18) months after the date of initiation of Pfizer Compound Production and occupancy of the Production Facility by Pfizer, Pfizer may terminate this Agreement, without cause, upon six (6) months' notice to ArQule, effective at the conclusion of the six-month notice period. If Pfizer does not provide ArQule notice at that time, Pfizer may only terminate the Agreement pursuant to Section 8.3.

     9.2 If Pfizer terminates this Agreement pursuant to this Section, (i) Pfizer will pay ArQule a termination fee of [*] within thirty (30) days of termination; (ii) the research license granted to Pfizer under Section 5 shall thereupon terminate; (iii) the sublease shall terminate and Pfizer shall have no further obligation thereunder (except for rent accrued and unpaid through the

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


effective date of termination; (iv) the equipment purchased by Pfizer including, the System, components and Improvements shall be returned to ArQule; and (v) Pfizer shall continue to [*], and ArQule shall act with respect to all such [*], as provided in Section 5 of this Agreement.

     9.3 Termination of this Agreement for any reason shall be without prejudice to:

               (a) the rights and obligations of the parties provided in those Sections of the Agreement which by virtue of their term and condition extend beyond any termination of this Agreement including Pfizer's rights in, and ArQule's obligations respecting Pfizer Compounds set forth in Section 5;

               (b) ArQule's right to receive all payments accrued under Section 3; or

               (c) (c) any other remedies which either party may otherwise have.

10. REPRESENTATIONS AND WARRANTIES. ArQule and Pfizer each represents and warrants as follows:

     10.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business of the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     10.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it

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                                      -22-
or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

     10.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

     10.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

     10.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Collaboration Program, subject to no claim of any third party other than the relevant lessors or licensors.

11. COVENANTS OF ARQULE AND PFIZER OTHER THAN REPORTING REQUIREMENTS. Throughout the Contract Period, ArQule and Pfizer each shall:

     11.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties.

     11.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the

Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

12. INDEMNIFICATION. Pfizer will indemnify ArQule and its agents and employees ("the Indemnitees") for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against the Indemnitees based on an action or omission of Pfizer, its agents or employees related to the rights or obligations of Pfizer under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the Indemnitees or (ii) if ArQule fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable; provided, however, it shall obtain ArQule's prior consent to such part of any settlement which requires payment or other action by ArQule or is likely to have a material adverse effect on ArQule's business.

13. NOTICE. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or confirmed facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

If to Pfizer:            To Pfizer at its address as set forth at the beginning
                          of this Agreement.
                         Attention:     President, Central Research
                         with copy to:  Counsel, Central Research
                                        Pfizer Inc
                                        Eastern Point Road
                                        Groton, CT 06340

If to ArQule:            To ArQule at its address as set forth at the beginning
                          of this Agreement.
                         Attention:     President
                         with copy to:  General Counsel

Notices shall be deemed given as of the date received.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. MISCELLANEOUS. 15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     15.2 HEADING. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

     15.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     15.4 AMENDMENT, WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

     15.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

     15.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either arty, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

     15.7 Y2K COMPLIANCE. ArQule represents and covenants that Y2K issues will not materially affect Production Facility and ArQule Technology. Pfizer shall have the right to inspect and/or evaluate the Production Facility and ArQule Technology and documentation thereof in order to confirm such representation.

     15.8 FORCE MAJEURE. Neither Pfizer nor ArQule shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or ArQule.

     15.9 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall lot be affected.

     15.10 [*]


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                                      -26-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC.                                 ARQULE, INC.

By:   /s/  George Milne                     By:   /s/  Stephen Hill
   -----------------------------------         ---------------------------------
Title: Sr. Vice President                   Title: CEO
       -------------------------------            ------------------------------
Date:  14 June 1999                         Date:  19 July 1999
      --------------------------------           -------------------------------



cc:  Pfizer Inc, Legal Division, Groton, CT

                                    EXHIBIT A

                                 ArQule Patents

                                      [*]
















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                                   EXHIBIT B

                                AMAP Description

                                      [*]






















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                                   EXHIBIT C

                                System Equipment

                                      [*]















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                                   EXHIBIT D

                               Collaboration Plan

                                      [*]
















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                                   EXHIBIT E

                                    Sublease

[Filed as Exhibit 10.2 to Arqule's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.]











                                      -32-
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                                   EXHIBIT F

                                Production Plan













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